Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-15329

PROSPECTUS SUPPLEMENT
To Prospectus dated November 19, 1996


STERLING HOUSE CORPORATION


Sterling House Corporation (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated November 19, 1996 relating to the Company's $35,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2006
(the "Debentures"), issued in a private placement on May 17, 1996 (the "Debenture Offering") and the 1,561,106 shares of common stock, no par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

The table set forth on Page 17 of the Prospectus, under the caption "SELLING DEBENTUREHOLDERS," is hereby supplemented as follows:

                            Principal Amount    Principal Amount    Percent of
                              of Debentures       of Debentures    Outstanding
Name                      Beneficially Owned    That May be Sold   Debentures

Bank of New York                 $4,540,000        $4,540,000        12.97%
Bankers Trust Company             3,500,000         3,500,000        10.00%
Boston Safe Deposit & Trust Co.     960,000           960,000         2.74%
Brown Brothers Harriman & Co.     1,400,000         1,400,000         4.00%
Chase Manhattan Bank                830,000           830,000         2.37%
Citicorp Services, Inc.           1,400,000         1,400,000         4.00%
Commerce Bank of Kansas City,N.A.   250,000           250,000         *
Custodial Trust Company           1,720,000         1,720,000         4.91%
Goldman, Sachs & Co.                750,000           750,000         2.14%
Investors Bank & Trust            3,000,000         3,000,000         8.57%
Lehman Brothers, Inc.               300,000           300,000         *
Michael W. Meyer                     50,000            50,000         *
Morgan Stanley Trust Company      1,250,000         1,250,000         3.57%
NatWest Securities                2,795,000         2,795,000         7.99%
Corporation #2
James J. O'Donnell                   50,000            50,000         *
Nicholas K. Pontikes, Trustee       100,000           100,000         *
     U/A Dtd. 08/24/95
     Pontikes Investments Tr.
Prudential Securities Incorporated  200,000           200,000         *
Raymond James & Associates, Inc.    405,000           405,000         1.16%
Republic New York Securities Corp.  200,000           200,000         *
Sanwa Bank California               990,000           990,000         2.83%
Elizabeth Scofield                   50,000            50,000         *
Nanette Scofield                     50,000            50,000         *
Nanette Scofield & Elizabeth         50,000            50,000         *
     Scofield, Trustees
     U/A Dtd. 06/28/77
     Anthony L. Scofield Trust
SSB-Custodian                     6,000,000         6,000,000         17.14%
     Quincy Securities Processing
Strategic Restructuring
     Partnership, L.P.              200,000           200,000         *
Swiss American Securities, Inc.   1,290,000         1,290,000         3.69%
Edith G. Tanenbaum                   50,000            50,000         *
Thermo Securities Corporation       100,000           100,000         *
Andrew  L. Turner, Trustee          450,000           450,000         1.29%
     U/A 06/14/94
UMB Bank, N.A.                    2,000,000         2,000,000         5.71%
Martin Walsh                         50,000            50,000         *
Wilmington Trust Co.                 20,000            20,000         *

*Represents less than 1% ownership.

The date of this Prospectus Supplement is March 19, 1997.